November 27, 1996



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Re:Northeast Utilities
The Connecticut Light and Power Company
Western Massachusetts Electric Company
Public Service Company of New Hampshire
Holyoke Water Power Company
North Atlantic Energy Corporation
File No. 70-8875

Ladies and Gentlemen:

        We have acted as counsel to the above-referenced companies in connection with the Revolving Credit Facility (the "Facility") contemplated by the above-referenced application/declaration, as amended (the "Application"). This opinion is given to you with respect to such Facility pursuant to your Instructions as to Exhibits to applications and declarations filed on Form U-1. Except as otherwise defined herein, terms used herein shall have the same meanings as set forth in the Application.

        We have examined such documents, corporate records and other instruments as we have deemed necessary or advisable for the purposes of this opinion. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to originals of all documents submitted to us as copies.

        The opinions set forth herein are qualified in their entirety as follows:

        (a) No opinion is expressed as to any laws other than (i) the federal laws of the United States, (ii) the laws of the State of Connecticut, (iii) the laws of the Commonwealth of Massachusetts and (iv) the General Business Law of the State of New York; and

        (b) We are relying on the opinions of Jeffrey C. Miller, Assistant General Counsel of NUSCO, as to the matters set forth in paragraphs 1 (as to matters arising under Massachusetts law), 2 and 5 hereof.

        Based on and subject to the foregoing, we are of the opinion that:

        1. All state laws applicable to the Facility for which Commission approval was sought in the Application were complied with at the time the Facility was consummated.

        2. NU and WMECO is each validly organized and duly existing under the laws of the Commonwealth of Massachusetts.

        3. CL&P is validly organized and duly existing under the laws of the State of Connecticut.

        4. The Notes issued under the Facility are valid and binding obligations of NU, CL&P and WMECO, as the case may be, in accordance with the terms thereof.

        5. The consummation of the Facility for which Commission approval was sought in the Application did not violate the legal rights of the holders of any securities issued by NU, CL&P or WMECO or any associate company thereof.

        6. The transactions for which Commission approval was sought in the Application were carried out in accordance with the Application.

                                             Very truly yours,



                                             /s/
                                                Day, Berry & Howard